Exhibit 10 (iii)(v)






January 25, 2000




Mr. Randy Smith

Dear Randy:

I am pleased to offer you the position of President, Security and Safety Sector of Ingersoll-Rand Company and intend to recommend your election as an Officer of the Company to the Board of Directors.

The following is an outline of our offer:

1. Your starting base salary will be at an annual rate of $400,000 paid monthly.

2. You will be eligible for an annual incentive award, targeted at 90% of salary depending upon your performance and Ingersoll-Rand Company performance.

3. You have been recommended for an award of 50,000 non-qualified stock options (a 10,000 share non-recurring sign-on award and a 40,000 share regular annual award). These awards are subject to approval by Ingersoll-Rand's Board of Directors and to the terms and conditions of awards made under our Incentive Stock Plan. Your award recommendation will go before the Compensation Committee of Ingersoll-Rand's Board at their first meeting following your first day of employment. These options will be priced after the stock market closes on the day they are approved by the Board at the Fair Market Value of Ingersoll-Rand stock. Thereafter, you will be considered a full participant in the Plan and eligible to receive awards under the Plan in future years as administered by the Compensation Committee of the Board. All stock option awards vest ratably over a three-year period, one-third each year.

4. Upon acceptance of this offer and commencement of employment, you will be awarded 4,000 performance shares of
   Ingersoll-Rand  stock.   These  shares  vest  according   to
   achievement of Ingersoll-Rand earnings per share (EPS) annual growth targets, which, for performance year 2000, are currently set at 12%. These shares are distributed each February following the Board's approval of the Company's EPS performance. In subsequent years, you will be eligible for additional annual awards of similar value.

5. You will be eligible for the complete program of employee benefits offered to all Ingersoll-Rand salaried employees in accordance with the terms and conditions of those Plans. Further, as an Officer of the Company, you will be nominated for membership in the company's Elected Officer Supplemental (Pension) Plan, under the terms and conditions of that Plan, except as modified below:

   The Elected Officer Supplemental Plan (EOSP) provides retirement benefits at normal retirement age, which for Officers is 62, based on a percentage of your defined final earnings (final salary plus the average of the highest five of your last six bonuses). In your case, Ingersoll-Rand will establish your target percentage at 50% of final pay at age 62, taking into account Ingersoll-Rand's Qualified and Non-qualified Defined Benefit Pension Plans (Plan One and the Excess Plan), and your other vested retirement benefits from previous employment. Once we know the precise details of your age, employment date, and previously vested benefits, we will provide an exhibit showing the estimated value of this arrangement. While some of these provisions are tailored to your personal circumstances and therefore are outside of the strict provisions of the EOSP, except as provided for here, the provisions of the EOSP will govern all determinations.

6. You are eligible for the Company's Relocation Program, a copy of which is attached.

7. You will be provided a company car in accordance with our company car policy and club membership appropriate to support business effectiveness.

8. This offer is condition upon satisfactorily passing a drug test and fulfilling the requirements of the Immigration
   Reform and Control Act of 1986.

Randy, I believe this offer represents an excellent opportunity for you to immediately become a valuable addition to our Company. My colleagues who have had a chance to meet with you share this belief, and we look forward to your joining us on February 1, 2000.

Welcome!

Sincerely,



/s/ Herb Henkel
Herb Henkel
Chief Executive Officer

Enclosures
cc:  D. Rice
     R. Butler